EXHIBIT 10.1

AMENDMENT NUMBER ONE
TO THE
EMPLOYMENT AGREEMENT WITH TIMOTHY K. ZIMMERMAN

This Amendment Number One (the “Amendment”) to the employment agreement, dated as of January 25, 2018, (the “Agreement”) by and between Standard AVB Financial Corp., a Maryland corporation (the “Company”),  Standard Bank, PaSB, a Pennsylvania state-chartered savings bank (the “Bank”) and Timothy K. Zimmerman (the “Executive”) is entered into as of April 30, 2020.  Capitalized terms which are not defined herein shall have the same meaning as set forth in the Agreement.

W I T N E S S E T H:

WHEREAS, the Executive is currently employed as the Chief Executive Officer of the Company and Bank pursuant to the terms of the Employment Agreement; and

WHEREAS, Section 1 of the Employment Agreement provides that the Executive shall serve as Chief Executive Officer of the Company and Bank until June 30, 2020 and thereafter the Executive’s title shall be as mutually agreed to by the parties; and

WHEREAS, the Company, Bank and the Executive desire to amend Section 1 of the Agreement to specify the Executive’s title effective as of July 1, 2020 and to provide a new level of Base Salary; and

WHEREAS, Section 15(a) of the Agreement provides that the Agreement may be amended.
NOW, THEREFORE, in consideration of the premises, the mutual agreements herein set forth and such other consideration the sufficiency of which is hereby acknowledged, the Agreement is hereby amended as follows:
Section 1.  Title.  Notwithstanding anything in the Employment Agreement to the contrary, effective as of July 1, 2020, all references in the Employment Agreement to “Chief Executive Officer” are hereby amended and replaced with “Senior Executive Vice President and Chief Operating Officer.”

Section 2.  Base Salary.  Notwithstanding anything in the Employment Agreement to the contrary, effective as of July 1, 2020, the Executive’s Base Salary is $325,000.

Section 3.  Acknowledgement.  By executing and agreeing to this Amendment, Executive hereby acknowledges and agrees that the change in title and base salary reflected in Section 1 above, and the resultant change in Executive’s duties and responsibilities, which changes are effective as July 1, 2020, do not constitute a “Good Reason” for Executive’s resignation under

Section 4(a)(ii)(A) of the Employment Agreement, and do not entitle Executive to the payments and benefits set forth in either Section 4(b) of the Employment Agreement.

Section 4.  Continuation of Employment Agreement.  Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Employment Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect and shall be otherwise unaffected.

Section 5.  Governing Law.  This Amendment and the rights and obligations hereunder shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

Section 6.  Counterparts.  This Amendment may be executed in any number of counterparts, each of which shall for all purposes be deemed an original, and all of which together shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the Company, Bank and the Executive have duly executed this Amendment as of the day and year first written above.

STANDARD AVB FINANCIAL CORP.

By:  /s/ Terence L. Graft
        Terence L. Graft
        Chairman of the Board of Directors

STANDARD BANK

By:  /s/ Terence L. Graft
        Terence L. Graft
        Chairman of the Board of Directors

TIMOTHY K. ZIMMERMAN

 /s/ Timothy K. Zimmerman

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